Exhibit 99.1

Cascadian Therapeutics Prices $41.8 Million Concurrent Offerings of

Common Stock and Series D Convertible Preferred Stock

Seattle, Washington — June 23, 2016 — Cascadian Therapeutics, Inc. (NASDAQ: CASC) today announced the pricing of the previously announced underwritten offering of 35,000,000 shares of its common stock at a price to the public of $0.80 per share, for expected gross proceeds of $28.0 million. As part of the common stock offering, Cascadian Therapeutics granted the underwriters a 30-day option to purchase 5,250,000 additional shares of Cascadian Therapeutics common stock. In addition, Cascadian Therapeutics agreed to sell 17,250 shares of its Series D Convertible Preferred Stock at a price of $800.00 per share directly to affiliates of BVF Partners L.P., which are existing stockholders and affiliates of a member of the board of directors of Cascadian Therapeutics, for expected gross proceeds of $13.8 million.

Aggregate gross proceeds from both offerings, before deducting underwriting and placement agent discounts and commissions and estimated expenses, will be approximately $41.8 million. The offerings are expected to close on or about June 28, 2016, subject to customary closing conditions. The offerings are being conducted as separate offerings by means of separate prospectus supplements, and neither the sale of Series D Convertible Preferred Stock nor the common stock offering is contingent upon the consummation of the other.

Each share of Series D Convertible Preferred Stock is non-voting and convertible into 1,000 shares of Cascadian Therapeutics common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 19.99% of the common stock then outstanding, subject to adjustment. The Series D Convertible Preferred Stock will rank senior to all of the company’s common stock, on parity with the Company’s Series A, B and C Convertible Preferred Stock and junior to the Company’s Class UA Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series D Convertible Preferred Stock will receive a payment equal to $0.0001 per share of Series D Convertible Preferred Stock before any proceeds are distributed to the holders of the common stock, pari passu with any distribution of proceeds to holders of the Series A, B and C Convertible Preferred Stock, and after any distribution of proceeds to holders of the Class UA Preferred Stock.

Cowen and Company, LLC is acting as the sole book-running manager and Trout Capital LLC is acting as a co-manager in the common stock offering. Cowen and Company, LLC and Trout Capital LLC are acting as the placement agents in the registered direct offering.

Each of the offerings is being made to purchasers pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission, or SEC. Prospectus supplements and accompanying prospectuses describing the terms of the offerings will be filed with the SEC. When available, copies of the prospectus supplements and accompanying prospectuses may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. Electronic copies of the prospectus supplements and accompanying prospectuses will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Cascadian Therapeutics, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s intention to conduct offerings of securities. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the ability to manage successfully and complete the offering, the general economic and/or market conditions and the factors set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and the prospectus supplements related to the offerings. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@cascadianrx.com

CASCADIAN THERAPEUTICS, INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.cascadianrx.com

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